UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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CABOT OIL & GAS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Oil & Gas Corporation to be held on Wednesday, April 30, 2008, at 8:00 a.m., local time, in the First Floor Auditorium of our corporate headquarters, located at 1200 Enclave Parkway, Houston, Texas.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement cover the formal business of the meeting. To better acquaint you with the directors, the Proxy Statement contains biographical information on each nominee and each director continuing in office. Directors and officers of the Company will be present at the meeting to respond to your questions.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or if your proxy card or voting instructions form so indicates, vote electronically via the Internet or telephone.

Sincerely,

DAN O. DINGES
Chairman, President and Chief Executive Officer

CABOT OIL & GAS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2008

The Annual Meeting of Stockholders of Cabot Oil & Gas Corporation (the “Company”), a Delaware corporation, will be held at the Company’s corporate headquarters, First Floor Auditorium, 1200 Enclave Parkway, Houston, Texas 77077, on Wednesday, April 30, 2008, at 8:00 a.m., local time, for the following purposes:

I.	To elect two persons to the Board of Directors of the Company.

II.	To ratify the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2008 fiscal year.

III.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of record of the Common Stock at the close of business on March 11, 2008 are entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting:

•	vote via the Internet or by telephone using the instructions on the proxy card, if this option is available to you (please refer to your proxy card to determine if this option is available to you); or

•	complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

You may vote in person if you attend the Annual Meeting.

Please exercise your right to vote at your earliest convenient time.

BY ORDER OF THE BOARD OF DIRECTORS,

LISA A. MACHESNEY
Vice President, Managing Counsel and Corporate Secretary

Houston, Texas

March 25, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 30, 2008:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the 2007 Annual Report to Stockholders, are available free of charge at http://www.cabotog.com/2008AnnualMeeting.

CABOT OIL & GAS CORPORATION

1200 Enclave Parkway

Houston, Texas 77077

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held April 30, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cabot Oil & Gas Corporation (the “Company”) of proxies for use at its 2008 Annual Meeting of Stockholders, to be held at the Company’s corporate headquarters, 1200 Enclave Parkway, Houston, Texas, on Wednesday, April 30, 2008, at 8:00 a.m., or any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time prior to its use by a written communication to Ms. Lisa A. Machesney, Corporate Secretary of the Company, or by a duly executed proxy bearing a later date.

Stockholders attending the Annual Meeting may vote their shares in person even though they have already executed a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment or postponement thereof. Proxies on which no voting instructions are indicated will be voted FOR the election of the candidates named herein and FOR Proposal II and in the best judgment of the proxy holders on any other matters that may properly come before the meeting.

Only holders of record of the Company’s Common Stock, par value $.10 per share (“Common Stock”), as of the close of business on March 11, 2008, are entitled to vote at the Annual Meeting. As of that date, the Company had outstanding and entitled to vote 97,788,536 shares of Common Stock.

Each share of Common Stock is entitled to one vote per share. There is no provision for cumulative voting. A quorum for the consideration of business at the Annual Meeting consists of a majority of all outstanding shares of stock entitled to vote at the Annual Meeting. The Proxy Statement and form of Proxy are being first sent or given to shareholders on or about March 25, 2008.

In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on that proposal) are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions. Because the vote required for approval of Proposal II is a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as votes against the proposal, but broker non-votes will not generally affect the outcome of the voting on the proposal.

PROPOSAL I.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes of directors serving staggered three-year terms. Dan O. Dinges and William P. Vititoe are currently directors and have been nominated for election at the Annual Meeting for terms of three years, each to hold office until the expiration of his term in 2011 and until his successor shall have been elected and shall have qualified.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies FOR the election of Messrs. Dinges and Vititoe for terms of three years. If any one of the nominees is not available at the time of the Annual Meeting to serve, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than the number of nominees set forth below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. DINGES AND VITITOE TO THE BOARD OF DIRECTORS.

Certain Information Regarding Nominees and Directors

Set forth below, as of March 1, 2008, for each current director and for each nominee for election as a director of the Company, is information regarding age, position(s) with the Company, membership on committees of the Board of Directors, the period served as a director and term of office, business experience during at least the past five years, and other directorships currently held. It is expected that Mr. Cabot will retire from the Board, in accordance with the Board’s mandatory retirement guidelines, following the conclusion of the 2008 Annual Meeting of stockholders and the number of directors will be reduced by one. Mr. Dinges, Chairman, President and Chief Executive Officer, is the only employee or former employee of the Company on the Board of Directors.

[GRAPHIC]

John G.L. Cabot

Age: 73

Director Since: 1989

Committee Memberships: Audit (Chairman), Safety and Environmental Affairs, Executive

Term of Office Expires: 2010 (Expected to retire in 2008)

Business Experience:

Retired September 1995

Cabot Corporation

Chief Financial Officer - October 1992 to September 1995

Vice Chairman of the Board - October 1988 to September 1995

[GRAPHIC]

David M. Carmichael

Age: 69

Director Since: 2006

Committee Memberships: Compensation, Corporate Governance and Nominations

Term of Office Expires: 2010

Business Experience:

Private Investor - (securities and energy investment) - 1996 to present

KN Energy, Inc.

Vice Chairman and Chairman of the Management Committee - 1994 to 1996

American Oil & Gas Corporation (merged with KN Energy, Inc. in 1994)

Chairman, Chief Executive Officer and President - 1985 to 1994

Other Directorships:

Ensco International Incorporated

Natural Resource Partners L.P.

[GRAPHIC]

Dan O. Dinges

Age: 54

Director Since: 2001

Committee Memberships: Executive

Position: Chairman, President and Chief Executive Officer

Term of Office Expires: 2008 (Nominee for Director)

Business Experience:

Cabot Oil & Gas Corporation

Chairman, President and Chief Executive Officer - May 2002 to present

President and Chief Operating Officer - September 2001 to May 2002

Samedan Oil Corporation (a subsidiary of Noble Affiliates, Inc., now Noble Energy Inc.)

Senior Vice President and Division General Manager, Offshore Division - 1998 to September 2001

Vice President and Division General Manager, Offshore Division - 1989 to 1998

Division General Manager, Offshore Division - 1986 to 1989

Division Landman, Offshore Division 1981 to 1986

Mobil Oil Corporation

Land Supervisor - 1978 to 1981

Other Directorships:

Spitzer Industries, Inc.

American Exploration & Production Council

Boy Scouts of America - Sam Houston Area Council

Foundation for Energy Education

Palmer Drug Abuse Program

[GRAPHIC]

Robert L. Keiser

Age: 65

Director Since: 2006

Committee Memberships: Audit and Safety and Environmental Affairs

Term of Office Expires: 2010

Business Experience:

Retired June 1999

Kerr-McGee Corporation

Chairman of the Board - February 1999 to June 1999

Oryx Energy Company (merged with Kerr-McGee Corporation)

Chairman and Chief Executive Officer - 1995 to February 1999

[GRAPHIC]

Robert Kelley

Age: 62

Director Since: 2003

Committee Memberships: Corporate Governance and Nominations (Chairman), Audit, Compensation

Term of Office Expires: 2009

Business Experience:

Kellco Investments, Inc. (private investment company)

President - April 2001 to present

Noble Affiliates, Inc.

Chairman of the Board - 1992 to April 2001

President and Chief Executive Officer - 1986 to October 2000

Other Directorships:

OGE Energy Corporation

Smith International, Inc.

[GRAPHIC]

P. Dexter Peacock

Age: 66

Director Since: 1998

Committee Memberships: Executive (Chairman), Audit, Corporate Governance and Nominations

Position: Lead Director

Term of Office Expires: 2009

Business Experience:

Andrews Kurth L.L.P., Houston, Texas

Of Counsel - 1998 to present

Partner - 1975 to 1997

Managing Partner - 1986 to 1991

Other Directorships:

Rowan Companies, Inc.

[GRAPHIC]

William P. Vititoe

Age: 69

Director Since: 1994

Committee Memberships: Compensation (Chairman), Corporate Governance and Nominations

Term of Office Expires: 2008 (Nominee for Director)

Business Experience:

Retired May 1998

Consultant to Puget Sound Energy, Inc. - February 1997 to May 1998

Washington Energy Company

Chairman of the Board, Chief Executive Officer and President - January 1994 to February 1997

ANR Pipeline Company

President and Chief Executive Officer - October 1990 to December 1993

Other Directorships:

Comerica Inc.

Amerisure Inc.

Aegis Technologies

CORPORATE GOVERNANCE MATTERS

Board of Directors Independence

The Company’s Corporate Governance Guidelines require that at least a majority of the Company’s directors be independent under the New York Stock Exchange (“NYSE”) listing standards and all other applicable legal requirements. Additionally, all members of the audit committee, compensation committee and corporate governance and nominations committee are required to be independent.

As contemplated by NYSE listing standards, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standard are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director and all facts and circumstances it deems relevant in making its independence determinations. A relationship falls within the categorical standard if it:

•	Is a type of relationship addressed in Section 303A2(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence;

•	Is a type of relationship or transaction addressed in Item 404 of Regulation S-K, but under that regulation does not require disclosure; or

•

Consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

The Board of Directors has determined that each director’s relationship with the Company, with the exception of Mr. Dinges, the Chairman, President and Chief Executive Officer, falls within the categorical standard and that all directors, with the exception of Mr. Dinges, are independent. In 2007, the Board of Directors determined that Mr. James G. Floyd, who retired from the Board of Directors in 2007, was independent. Further, the Board of Directors has determined that all members of the audit committee, compensation committee and corporate governance and nominations committee are independent.

Corporate Governance Guidelines

In 2003, the Board of Directors adopted the Cabot Oil & Gas Corporation Corporate Governance Guidelines. These guidelines outline the functions and responsibilities of the Board, director qualifications, and various processes and procedures designed to ensure effective and responsive governance. The guidelines are reviewed from time to time, most recently in February 2008, in response to changing regulatory requirements and best practices and are revised accordingly. The full text of the Corporate Governance Guidelines can be found on the Company’s website at www.cabotog.com by clicking “Investor Relations,” and then clicking “Corporate Governance,” and a copy will be provided, without charge, to any shareholder upon request.

Code of Business Conduct

All employees, officers and directors are required to comply with the Company’s long-standing Code of Business Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Code of Business Conduct covers all areas of professional conduct, including conflicts of interest, customer relationships, insider trading, financial disclosure, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company’s business. Employees, officers and directors annually are required to reply to a Code of Conduct Questionnaire, which is designed to elicit information related to any known or possible violation of the Code. The full text of the Code of Business Conduct can be found on the Company’s website at www.cabotog.com by clicking “Investor Relations,” and then clicking “Corporate Governance,” and a copy will be provided, without charge, to any shareholder upon request.

Executive Sessions of the Board of Directors

The Board of Directors holds an executive session of the non-management and independent directors during each of its regularly scheduled meetings. The executive sessions are presided over by the Lead Director, Mr. P. Dexter Peacock.

Communications with the Board of Directors

The Company’s Board of Directors has a process for shareholders and other interested parties to send communications to the Board. Communications should be addressed to the “Board of Directors,” a specified committee of the Board, an individual director or the “Non-management Directors” in care of:

Vice President, Managing Counsel and Corporate Secretary

Corporate Legal Department

1200 Enclave Parkway

Houston, Texas 77077-1607

(281)589-4891

(281)589-4808 (fax)

(Outside the U.S. or U.S. long distance-call collect)

lisa.machesney@cabotog.com (email)

All communications received as described above and intended for the Board of Directors, a committee of the Board of Directors, an individual director, or the non-management directors as a group will be relayed to the appropriate directors.

Annual Meeting Attendance

The Company’s policy is that it expects all members of the Board of Directors to attend the Company’s annual meeting of stockholders. In 2007, all of the members of the Board attended the annual meeting.

Board of Directors and Committee Meeting Attendance

The Board of Directors held six meetings during 2007. All directors attended 100% of the meetings of the Board of Directors and of the committees held, with the exception of Messrs. Cabot and Floyd who attended 85% of the meetings of the Board of Directors and committees held, while they were members during 2007.

Director Compensation

During 2007, non-employee directors’ annual compensation was based upon a fee of $55,000, payable quarterly, for their services on the Company’s Board of Directors and its committees. The Audit Committee Chairman receives an additional $10,000 annual retainer, the remaining committee chairmen receive an additional $7,500 annual retainer and the Lead Director receives an additional $7,500 annual retainer, each payable quarterly, for their service. There are no per meeting fees paid.

In addition, in 2007, a discretionary award was made to the non-employee directors of 3,522 restricted stock units each under the 2004 Incentive Plan, the restrictions on which lapse the date the non-employee director leaves the Board of Directors.

Directors who are employees of the Company receive no additional compensation for their duties as directors. All directors were reimbursed for travel expenses incurred for attending Board and committee meetings. Spouses of the directors were invited to attend one meeting during 2007 and travel expenses incurred by the spouses for attendance at this meeting were reimbursed by the Company. For more information on director compensation, see “Director Compensation” on page 28.

Director Retirement

It is the policy of the Board of Directors that directors of the Company retire at the Annual Meeting following a director’s 73rd birthday, unless a determination is otherwise made by the Board of Directors. In accordance with this policy, it is expected that Mr. Cabot will retire at the 2008 Annual Meeting.

Information on Standing Committees of the Board of Directors

The Board of Directors has five standing committees: the Corporate Governance and Nominations Committee, the Audit Committee, the Compensation Committee, the Safety and Environmental Affairs Committee and the Executive Committee. Membership on each committee during 2007 is as discussed below. All standing committees, with the exception of the Executive Committee, are composed entirely of independent, non-employee directors.

Corporate Governance and Nominations Committee - The Corporate Governance and Nominations Committee (the “CGN Committee”) is composed of four members: Messrs. Kelley (Chairman), Carmichael, Peacock and Vititoe. During 2007, the CGN Committee held one meeting. Each member of the CGN Committee satisfies the independence requirements of the NYSE listing standards. The CGN Committee Charter is available to shareholders on the Company’s website at www.cabotog.com by clicking “Investor Relations,” and then clicking “Corporate Governance,” and a copy will be provided, without charge, to any shareholder upon request.

The CGN Committee will consider director candidates recommended by shareholders. Under its charter, the CGN Committee seeks out and evaluates qualified candidates to serve as Board members as necessary to fill vacancies or the additional needs of the Board, and consider candidates recommended by shareholders and management of the Company. Any stockholder desiring to propose a nominee to the Board of Directors should submit such proposed nominee for consideration by the CGN Committee, including the proposed nominee’s qualifications, to Ms. Lisa A. Machesney, Corporate Secretary, Cabot Oil & Gas Corporation, 1200 Enclave Parkway, Houston, Texas 77077.

The CGN Committee seeks to select candidates who have personal and professional integrity, who have demonstrated ability and judgment and who shall be effective, in conjunction with the other nominees and Board members in collectively serving the long-term interests of the shareholders.

The CGN Committee generally identifies nominees through recommendations made by incumbent directors. A resume is reviewed and if merited, an interview follows. A qualified candidate identified by a shareholder follows the same committee process. There are no differences in the manner in which the CGN Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or recommended by the incumbent directors.

Audit Committee - The Audit Committee is composed of four members: Messrs. Cabot (Chairman), Keiser, Kelley and Peacock. During 2007, the Audit Committee held four meetings. Each member of the Audit Committee satisfies the financial literacy and independence requirements of the NYSE listing standards. The Board has determined that Messrs. Cabot and Kelley meet the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee Charter is available to shareholders on the Company’s website at www.cabotog.com by clicking “Investor Relations,” and then clicking “Corporate Governance,” and a copy will be provided, without charge, to any shareholder upon request.

The function of the Audit Committee is to review and report to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, independence, qualifications, performance and compensation of the Company’s independent auditors and the performance of the Company’s internal audit function.

It is the policy of the Audit Committee to pre-approve all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(l)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

The Audit Committee has delegated to each member of the Audit Committee authority to pre-approve permissible services to be performed by the independent auditors. Decisions of a member to pre-approve permissible services must be reported to the full Audit Committee at its next scheduled meeting.

Compensation Committee - The Compensation Committee is composed of three members: Messrs. Vititoe (Chairman), Carmichael and Kelley. During 2007, the Compensation Committee held seven meetings. Each member of the Compensation Committee satisfies the independence requirements of the NYSE listing standards. The Compensation Committee Charter is available to shareholders on the Company’s website at www.cabotog.com by clicking “Investor Relations,” and then clicking “Corporate Governance,” and a copy will be provided, without charge, to any shareholder upon request.

The function of the Compensation Committee is to recommend to the independent members of the Board of Directors the annual compensation of the Chief Executive Officer, to provide counsel and oversight of the annual compensation of the other officers of the Company, to review the annual compensation of the directors, to oversee and make recommendations to the Board of Directors with respect to incentive compensation plans and equity based plans and other executive benefit plans, and to provide guidance in the area of employee benefits.

Safety and Environmental Affairs Committee - The Safety and Environmental Affairs Committee is composed of two members: Messrs. Cabot and Keiser. Mr. James G. Floyd was chairman of this committee until his retirement in November 2007. Mr. Keiser was appointed chairman in February 2008. During 2007, the Safety and Environmental Affairs Committee held two meetings. Each member of the Safety and Environmental Affairs Committee satisfies the independence requirements of the NYSE listing standards.

The function of the Safety and Environmental Affairs Committee is to review the Company’s safety and environmental management programs. From time to time, it also reviews the nature of and extent of Company spending for safety and environmental compliance and consults with outside and internal advisors regarding the management of the Company’s safety and environmental programs.

Executive Committee - The Executive Committee is composed of three members: Messrs. Peacock (Chairman), Cabot and Dinges. During 2007, there was one Executive Committee meeting held.

The function of the Executive Committee is to exercise all power and authority of the Board of Directors, except as limited by the Company’s by-laws or applicable law.

PROPOSAL II.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved and recommended the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the Company’s financial statements for 2008. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and to be available to respond to appropriate questions raised during the Annual Meeting. The representative will also have an opportunity to make a statement during the meeting if the representative so desires.

See Audit Committee Report on page 8 for further information.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR ITS 2008 FISCAL YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four independent, non-employee directors. The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board determined that two of the members of the Audit Committee, Messrs. Cabot and Kelley, are “audit committee financial experts” as defined by rules of the Securities and Exchange Commission. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which was adopted in December 2003 by the Board of Directors. The function of the Audit Committee is to review and report to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, independence, qualifications, performance and compensation of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Audit Committee also reviews its charter annually. This is a report on the Audit Committee’s activities relating to the calendar year 2007.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed the audited financial statements and management’s discussion and analysis of the Company’s financial condition and results of operations with the management of the Company.

Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed as described in Statement on Auditing Standards (“SAS”) No. 61-Communication with Audit Committees, as updated by SAS No. 89-Audit Adjustments, and SAS No. 90-Audit Committee Communications. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm, required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PWC the independent registered public accounting firm’s independence. These discussions included a review of all audit and non-audit services (including tax services) provided by PWC to the Company.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year 2007 for filing with the Securities and Exchange Commission.

Audit Committee

John G. L. Cabot (Chairman)

Robert L. Keiser

Robert Kelley

P. Dexter Peacock

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR SERVICES IN 2007 AND 2006

Fee Type*	2007		2006
Audit Fees	$1,184,430	(1)	$1,218,302
Audit Related Fees	—		$59,500	(2)
Tax Fees (3)	$414,124		$223,570
All Other Fees	—		—

*	No pre-approved requirements were waived under the de minimis exception.

(1)	Includes $33,030 for the 2006 audit that was billed and paid by the Company in 2007 after the filing of the Company’s proxy statement for the 2007 annual meeting of stockholders.

(2)	Includes assistance with adoption of accounting standards, an S-8 registration statement and an 8-K current report on a divestiture.

(3)	Includes federal, provincial, state and sales tax planning, audit support, compliance, advice, and return preparation for United States and Canadian operations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Cabot Oil & Gas Board of Directors (“Committee”) oversees an executive compensation program designed to attract, retain, and engage highly qualified executives. The Committee has developed a structured executive compensation program, which it has formally evaluated and approved. This program includes a compensation committee charter, total compensation philosophy and strategy, industry peer group definition, annual calendar and general policy framework.

Philosophy and Objectives of the Company’s Compensation Programs

The guiding philosophy and specific objectives of the Company’s compensation programs are: (1) to align executive compensation design and outcomes with business strategy, (2) to encourage management to create sustained value for the stockholders, (3) to attract, retain, and engage our executives and (4) to support a performance-based culture throughout the Company. These primary objectives are evaluated annually by: (a) measuring and managing the mix of named executive officer (“NEO”) compensation, with a goal of making a majority of total compensation performance-based and balanced between short-term and long-term incentives, (b) tying incentive plan metrics and goals to shareholder value principles and (c) having balanced, open and objective reviews of goals and performance. The Committee believes that each of these objectives carries an equal amount of importance in the Company’s compensation program.

The Company uses various components of executive compensation, with an emphasis on variable compensation and long-term incentives. The components of executive compensation are presented in the table below and discussed in more detail later in this report.

Compensation Component	Purpose	Competitive Positioning

Base Salary	Compensation for role, experience, expertise and competencies.	Base salaries are targeted to approximate the market median, taking into account the competitive environment, as well as the experience and accomplishments of each executive.

Annual Incentive Bonus

Reward the achievements of annual business objectives, including:

•        Financial Goals (Net Income, Finding Costs)

•        Corporate Operational Goals (specific objectives tied to Production Growth and Reserve Growth)

•        Individual objectives aligned with corporate strategy

•        Committee discretion to reflect qualitative performance

Annual bonuses are established as a percentage of base salary and are targeted to match industry bonus percentage levels for comparable executive positions.

Long-term Incentives

Prominent part of total compensation to maintain alignment with shareholder value creation:

•        Stock Appreciation Rights (time vested)

•        Performance Shares (earned and vested based on Total Shareholder Return versus peers)

•        Hybrid Performance Shares (time vested and tied to positive operating income)

•        Stock Ownership Guidelines

Long-term incentives are intended to promote long-term value creation for stockholders and to retain executives through extended vesting periods.

To place relatively greater emphasis on the importance of shareholder return performance, the value of equity awards is generally targeted for the 2nd highest quartile of the peer group.

Executive Benefits and Perquisites	Comprehensive programs to build financial security, manage personal financial risk and limit Company costs.	Value of benefits and perquisites are generally targeted to be competitive with market levels.

Total Compensation	Designed to attract, retain, align and engage highly qualified executives, while creating a strong connection to financial and operational performance and long-term shareholder value.	Total compensation is highly correlated with Company and individual performance and is generally targeted slightly above the median for the executive when compared to the peer group.

The Committee’s competitive philosophy for executive compensation is to assess and offer a total compensation package that is targeted slightly above the median level for the comparative peer industry group. In that total, a greater weight is placed on long-term equity awards versus annual cash to foster an environment where stock price appreciation over the long-term is a major executive focus, which in turn benefits the stockholders. The competitive market is determined by reference to the compensation practices of an industry peer group as set forth below.

Industry Peer Group

The companies chosen by the Committee for the peer group represent the Company’s direct competitors of similar size and scope in the exploration and production sector of the energy industry, and are companies that compete in the Company’s core areas of operation for both business opportunities and executive talent. Based on year-end closing market prices, the industry peer group’s market capitalization ranged from approximately $1.3 billion to $9.5 billion. The Company’s market capitalization at year-end was approximately $3.9 billion, which positioned the Company near the median of the group. The peer group changes from time to time due to business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or no longer be comparable. The Committee approves all revisions to the peer group. The Company’s peer group is as follows:

•	Berry Petroleum Company

•	Cimarex Energy Company

•	Comstock Resources, Inc.

•	Denbury Resources Inc.

•	Encore Acquisition Company

•	Forest Oil Corporation

•	Penn Virginia Corporation

•	Plains Exploration & Production Company

•	Quicksilver Resources Inc.

•	Range Resources Corporation

•	Southwestern Energy Company

•	St. Mary Land & Exploration Company

•	Stone Energy Corporation

•	Swift Energy Company

•	Unit Corporation

•	Whiting Petroleum Corporation

2007 Committee Activity

During 2007 the Committee held three regular meetings, one in each of February, July and October. The Committee also held four special meetings during 2007. At the February 2007 meeting, the Committee referenced the Fall 2006 competitive market study by Hewitt Associates, the Committee’s independent compensation consultant (see “Compensation Consultant” below at page 16). Based on the study and the CEO’s recommendations with respect to the other Company officers, the Committee determined 2007 salaries, bonus payouts for 2006 performance and the annual grant of long-term incentive awards for the officers of the Company. A detailed discussion of each item of compensation can be found below at page 11, “Elements of Compensation.”

Also at the February 2007 meeting, the Committee, with input from Hewitt Associates, recommended to the Board of Directors a restricted stock unit award of 3,522 units to each non-employee member of the Board. The Committee based this recommendation on its desire to provide a long-term incentive award to each director valued at approximately $125,000, which results in a total compensation package that is slightly above the median level of the competitive market for non-employee directors. The Board of Directors subsequently approved this recommendation.

At the July 2007 meeting, the Committee reviewed an analysis of executive compensation reported by the Company’s peer group prepared by Hewitt Associates. This data was used by the Committee to evaluate the compensation decisions made by the peer group during 2006.

In the same meeting the Committee reviewed Hewitt Associates competitive analysis of outside director compensation among peer companies and, on the basis of this review, determined that the Company’s director compensation program is slightly above the median level of the competitive market for non-employee directors.

At the October 2007 meeting, the Committee reviewed an analysis prepared and presented by Hewitt Associates on current compensation issues and trends and a current competitive market study of executive compensation among the then peer companies. This analysis is the precursor for the Committee’s review of all components of compensation in the following February meeting.

The Committee held a special meeting in January 2007 for the purpose of certifying the results of the 2004 performance share awards, whose performance period was January 1, 2004 through December 31, 2006.

The Committee also held a special meeting in April 2007 to set the bonus metrics for 2007. Each of the 2007 metrics was established to achieve positive operational and financial results taking into consideration certain external economic and industry factors, including commodity prices, cost of services and regulatory issues. A detailed discussion of the 2007 bonus program and these metrics follows on page 11 “Annual Incentive Bonus.”

Lastly, the Committee held special meetings in October and December 2007 for the purpose of developing the Supplemental Employee Incentive Plan. The plan is intended to provide a compensation tool tied to stock market value creation to serve as an incentive and retention vehicle for full-time non-officer employees by providing cash payments in the event the Company’s common stock reaches a specified trading price for 20 (need not be consecutive) out of 60 consecutive trading dates.

Elements of Compensation

Elements of In-Service Compensation

There are three major elements of the executive in-service compensation program. The elements are (1) base salary, (2) annual incentive bonus and (3) long-term incentive equity awards. Company perquisites are a minor element of the executive compensation program. This design generally mirrors the pay practices of the industry peer group. Each element is described below.

Mr. Dinges, the Company’s Chairman, President and Chief Executive Officer, has a significantly broader scope of responsibilities at the Company than the other named executive officers, as do his peers in the peer group. The difference in compensation for Mr. Dinges described below primarily reflects these differing responsibilities as valued by the peer companies and, except as described below, does not result from the application of different policies or decisions with respect to Mr. Dinges.

Base Salary

The Committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The base salary of each executive, including the NEOs, is reviewed annually by the Committee. The CEO’s salary is established by the Committee (and ratified by the Board of Directors) and the other executives’ salaries are established jointly by the CEO and the Committee. Base salary is targeted for all executive positions near the median level of the peer group. Individual salaries take into account the Company’s annual salary budget, the individual’s levels of responsibility, contribution and value to the Company, individual performance, prior relevant experience, breadth of knowledge and internal and external equity issues. Changes in base salary from 2006 to 2007 averaged 6.7% for the NEOs, ranging from 5.8% to 9.9%, and are as follows:

Name	2006 Base Salary	2007 Base Salary
Mr. Dinges	$500,000	$530,000
Mr. Schroeder	$282,200	$310,000
Mr. Walen	$360,800	$382,000
Mr. Arnold	$223,000	$236,000
Mr. Hutton	$216,000	$229,000

Mr. Dinges’ 2007 base salary of $530,000 approximated the median of the industry peer group for the 2007 competitive data. The base salaries of the other NEOs generally fell slightly below the relevant medians among the peer group. This is primarily due to the timing and logistics of conducting previous annual competitive studies, along with individual tenure in certain executive positions, changes in responsibility, strong industry performance and pay changes in the peer group. Further, total compensation values were the primary concern in finalizing 2007 base salary decisions. In 2007, two competitive studies were conducted (July and October) to assist the Committee in its compensation evaluation. The Committee took no additional action to revise base salaries during the year.

Annual Incentive Bonus

The annual incentive bonus opportunity is based upon the Company’s pay-for-performance philosophy. The opportunity provides the NEOs, as well as other executives and key employees, with an incentive in the form of an annual cash bonus to achieve overall business goals. The bonus opportunity is stated as a percentage of base salary and is set using the Committee’s philosophy to target bonus levels (as a percentage of base salary) consistent with the competitive market for executives in similar positions. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance to the Company during the coming year and motivate executives to achieve those goals. The 2007 measurement criteria were designed to drive value increases for the Company’s stockholders.

During 2007 the bonus opportunity at a 100% of target level payout for the NEOs was as follows:

Executive	Percentage of Salary	100% Payout Value
Mr. Dinges	100%	$530,000
Mr. Schroeder	75%	$232,500
Mr. Walen	80%	$305,600
Mr. Arnold	55%	$129,800
Mr. Hutton	50%	$114,500

The 2007 bonus criteria measure the overall Company performance for year-over-year reserve and production growth, along with absolute levels for finding costs and net income. These metrics are weighted 25%, 20%, 15% and 10%, respectively, for a total of 70% of the bonus amounts. The remaining 30% is within the Committee’s discretion. With respect to this discretionary component, the Committee evaluates individual performance, relative regional performance, improvement in per share metrics, industry conditions, along with acquisition and divestiture activity, to make its subjective determination with respect to this component. The Committee sets no specific goals relating to these factors. In general, the Committee expects to award the full 30% discretionary component in years when the Company meets internal and external performance expectations with respect to these factors.

For each of the four metrics, the payout ranges for 2007 are as follows:

	Payout
	0%	100%	200%
Reserve Growth	2%	7%	10%
Production Growth	(4%)	1%	4%
Finding Costs, per Mcfe	$2.80	$2.10	$1.85
Net Income	$100 million	$188 million	$225 million

For 2007 the payout factor for each performance measure was capped at 200%. Once the payout based on each of the four performance metrics is computed and the results are weighted as described above to compute the formula goal achievement, the discretionary portion of the bonus, as determined by the Committee, is added (this discretionary goal achievement can range from an achievement of 0% to 60% payout at the 200% performance level).

Once the formula goal achievement and the discretionary goal achievement are determined, the actual amount of the total bonus is determined using the following table:

Total Goal Achievement	Bonus Factor
<50	0
51-75%	.5
76-105%	Actual Achievement
106-120%	1.25
121-135%	1.5
136-150%	1.75
151-200%	2.0
>200	Actual Achievement

Upon completion of each fiscal year, the CEO makes recommendations to the Committee for annual bonuses to be paid to each executive officer (other than the CEO) using the formula established for the program in that year.

Upon completion of each fiscal year, the Committee develops a recommendation to the Board for the CEO’s annual incentive bonus based on Company performance, the formula payout and the Board’s annual CEO performance evaluation. The independent directors of the Board evaluate the bonus recommendation and set the CEO annual incentive bonus payment. The CEO bonus payment for 2007 was 125% of target.

The Company’s 2007 performance against the pre-established metrics was as follows:

	Target	Actual
Reserve Growth	7%	14.1%
Production Growth	1%	(3.1)%
Finding Costs, per Mcfe	$2.10	$2.07
Net Income	$188 million	$167.4 million

On the strength of the reserve growth performance, partially offset by the production growth and net income performance, and the near target performance for finding cost, the Company’s bonus plan slightly exceeded target. Additional information regarding the Company’s results of operations is included in the Company’s Annual Report of Form 10-K for the year ended December 31, 2007. The Committee applied its discretion using the performance of the Company as a whole, to assign a factor of 30%, creating a 108% total goal achievement. These results when applied to the bonus table create a 125% bonus payout for the cumulative plan. Further assessment by the CEO translated into an additional approximately $5,000 to one NEO.

Long-Term Incentives

All long-term incentives awarded in 2007 were made under the 2004 Incentive Plan, approved by the Company’s stockholders at the 2004 Annual Meeting of Stockholders. In 2007 the Committee employed two types of performance shares, traditional performance shares and hybrid performance shares, and stock appreciation rights (“SARs”) to provide long-term incentives to the Company’s NEOs. The SARs awarded in 2007 are payable in shares of Common Stock, thereby using fewer shares and minimizing dilution as compared to stock options. The award allocation to NEOs is designed to provide 40% of the targeted value from traditional performance shares, 40% from hybrid performance shares and 20% from SARs. The Committee believes this allocation delivers a long-term incentive program with a relatively stronger performance orientation than that observed at the peer companies. The total size of the long-term incentive awards is based on competitive practice and is targeted to fall within the 2nd highest quartile of the peer group. The Committee does not typically consider past long-term incentive awards, such as the amount of equity previously granted and outstanding, or the number of shares owned, when determining annual long-term incentive awards.

Traditional Performance Shares. In 2004 the Committee began shifting more value to performance shares instead of stock options due to: (i) the less dilutive impact of performance shares, and (ii) the fact that in an up market, stock options can increase in value, but Company performance can still lag the peer groups’ performance. For these reasons, the Committee believes that the Company’s performance share awards are a better measure of performance versus the peer group and appropriately link stock performance and compensation. For additional information about the traditional performance shares, see “Grants of Plan-Based Awards” below at page 19.

Hybrid Performance Shares. Due to restricted stock share limitations under the 2004 Incentive Plan and Section 162(m) tax considerations, in 2007 the Committee commenced using hybrid performance share awards instead of restricted stock. The hybrid performance shares vest one-third on each of the first, second and third anniversaries of the date of grant, provided the Company has positive operating income in the fiscal year prior to the vesting date. For additional information about the hybrid performance shares, see “Grants of Plan-Based Awards” below at page 19.

Stock Appreciation Rights (SARs). SARs were granted in 2007 with an exercise price equal to the fair market value on the date of grant. Consistent with the Company’s 2004 Incentive Plan, the SAR grant date is the date on which the Committee or the Board of Directors approves the award, and the fair market value is the average of the high and low trading prices of the Common Stock on the grant date. SAR awards, as well as all other executive equity awards, are generally made in February of each year at a pre-scheduled and in-person meeting of the Committee. Company management is given no discretion to choose the grant dates. The SARs vest one-third on each of the first, second and third anniversaries of the date of grant and have a seven-year term. Upon exercise, the executive receives Common Stock equal to the appreciated value of the award. This value is determined by subtracting the exercise price from the fair market value of each share on the exercise date and multiplying this result by the number of shares exercised. The resulting value (less any required tax withholding) is then divided by the fair market price on the date of exercise to determine the number of shares issued.

Personal Benefits and Perquisites

The Company provides the NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to the NEOs. The NEOs are provided with club membership dues, a tax gross up on the club membership dues, a Company-paid physical examination for the NEO and his/her spouse, a financial and tax planning stipend of up to $3,000 annually, life insurance, and spouse travel to certain business meetings. The aggregate cost to the Company of the perquisites and personal benefits described above for the NEOs for 2007 are included under “All Other Compensation” of the Summary Compensation Table following on page 17.

Other Compensation

The Company offers all of its employees, including the NEOs, standard benefits including medical and dental reimbursement, short-term and long-term disability plans, basic life and accident insurance and an employee assistance program. The Company offers retirement programs consisting of both qualified and nonqualified defined benefit pension and defined contribution savings plans. See “Elements of Post-Termination Compensation” below for further descriptions of these programs.

Impact of Regulatory Requirements

The Company’s performance shares, both traditional and hybrid, SARs and stock options (when used as a long-term incentive) are intended to constitute “qualified performance based compensation” as defined under Section 162(m) of the Internal Revenue Code, with the effect that the deduction disallowance of Section 162(m) should not be applicable to compensation paid to covered employees under the performance shares, SARs and stock option provisions. It is the Committee’s intent that the majority of long-term incentive awards will qualify under Section 162(m). In 2007, the Company was not able to deduct approximately $1.6 million as a result of the application of Section 162(m) to the 2007 vesting of restricted stock awards granted in 2004, 2005 and 2006. Restricted stock grants with vesting based solely on the passage of time do not qualify as performance based compensation.

In addition, in order to permit the Committee the flexibility to use subjective and discretionary components in setting annual cash incentive awards without the Company’s loss of deduction under Section 162(m), the Company uses a “negative discretion” plan for executive officers to whom Section 162(m) might be applicable. Under this plan, the Committee sets one or more financial or operating performance targets early in the year to create a bonus pool intended to meet the requirements of Section 162(m) for such executive officers and reserves the right to reduce or otherwise set the cash incentive amounts taking other factors into account. As a result, the Section 162(m) metrics are not the primary metrics used in determining the relevant cash incentive awards to these executive officers.

Elements of Post-Termination Compensation

Pension Plan. Company employees, including the NEOs, are provided with retirement income by the Company’s Pension Plan, a noncontributory defined benefit plan that provides benefits based generally upon the employee’s years of service and the employee’s compensation levels, using the highest five years of the last ten years of employment. Compensation for the purposes of determining benefits under the Pension Plan consists of the total taxable income, including base salary, annual, discretionary and sign-on bonuses, and any amounts by which an employee’s remuneration is reduced pursuant to voluntary salary reduction plans such as flexible spending/”cafeteria” style plans and 401(k) plans. Compensation excludes any amounts contributed by or on behalf of the Company to these plans or any other employee benefit plan sponsored by the Company, any income arising from stock compensation awards, nondeductible moving expenses, disability pay, severance pay and related amounts, taxable group term life insurance benefits, reimbursements, expense allowances, taxable fringe benefits and retention and relocation bonuses. No current participant has been given enhanced or extra years of service credit.

The Pension Plan provides for full vesting after five years of service. Benefits are automatically payable for the life of the employee on a single-life annuity basis if the retiree is unmarried or on a 50% joint and survivor basis if the retiree is married. Other benefit payment methods are available at the election of the employee. Benefits are not subject to any deductions for Social Security or other offset amounts. Lump sum conversions are based on the 1994 Group Annuity Reserves Table with rates blended 50% for males and females and an interest rate equal to the 30-year Treasury rate for the month of November in the year preceding the year of payment.

Savings Investment Plan. The Savings Investment Plan is a tax-qualified retirement savings plan in which all employees, including the NEOs, may participate. It allows participants to contribute the lesser of up to 50% of their annual salary, or the limit prescribed by the Internal Revenue Service, on a pre-tax basis. The Company matches 100% of the first six percent of a participant’s pre-tax contribution. Participants are 100% vested in the Company’s contributions after five years of service, vesting 20% per year.

Supplemental Employee Retirement Plan (“SERP”). The Company has entered into non-qualified and unfunded supplemental arrangements to supplement the benefits payable to certain officers, including the NEOs, to the extent benefits under the Pension Plan are limited by provisions of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended. The amount of the SERP is calculated using the same formula as is used for the qualified Pension Plan and is the difference between total compensation as defined in the Pension Plan (as if certain defined benefit limits were not imposed) and the qualified benefit.

Deferred Compensation Plan. The Deferred Compensation Plan provides supplemental retirement income benefits for the officers of the Company, including the NEOs, through voluntary deferrals of salary, bonus and certain long-term incentives. It also allows for the Company to provide its full six percent match when Company contributions of the matching amount cannot be made to the Company 401(k) Plan up to Internal Revenue Code limitations, due to the executive’s deferral of compensation which reduce salary and bonus to less than $250,000. The plan allows the officers to defer the receipt and taxation on income until retirement from the Company. The Company makes no additional contributions to, nor does it pay in excess of market interest rates on, the Deferred Compensation Plan.

Amounts deferred by an officer under the Deferred Compensation Plan are held and invested by the Company in various mutual funds and other investment options selected by the officer at the time of deferral. For additional information about the Deferred Compensation Plan, including the investment options and the manner of distributions, see “Non-Qualified Deferred Compensation” following on page 24.

Retiree Medical Coverage. The Company provides certain health benefits for retired employees, including the NEOs, including their spouses, eligible dependents and surviving spouses (retirees). The health care plans are contributory with participants’ contributions adjusted annually. Employees become eligible for this benefit if they meet certain age and service requirements at retirement.

Change-in-Control Agreements

The Company has entered into Change-in-Control Agreements with the NEOs and with certain other senior officers of the Company. This program has been in place since 1995, with some modifications in 2001. At both of these time frames, many of the then industry peer group and the industry generally had in place some form of change-in-control program. When approving the plan in 1995 and the modifications in 2001, the Committee reviewed data regarding similar plans within the peer group and the Company’s industry generally and applied its judgment to determine whether the level of payments and other benefits, and the circumstances that trigger the payment or provision of benefits, under these agreements were necessary to meet the Committee’s objectives of encouraging such employees to remain employed and to carry out their duties with the Company in the event of a change-in-control of the Company and during circumstances suggesting a change-in-control might occur. The Committee believes this program is important to maintaining strong leadership and to encourage retention in these situations. For a more detailed discussion of the change-in-control program, see “Potential Payments Upon Termination or Change in Control” on page 25.

The Committee generally views the potential payments and benefits under the Change-in-Control Agreements as a separate compensation element because such payments and benefits are not expected to be paid in a particular year and serve a different purpose for the executive other than elements of compensation. Accordingly, those payments and benefits do not significantly affect decisions regarding other elements of compensation.

Stock Ownership Guidelines

In February 2006 the Corporate Governance and Nominations Committee of the Board of Directors adopted stock ownership guidelines for the officers and directors of the Company. These stock ownership guidelines were thereafter approved by the Board of Directors. The Board of Directors and the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer are expected to hold 30% of the after-tax shares received upon the vesting or exercise of an equity award until such time as they have accumulated five times base salary for the officers and five times annual retainer for the directors. All other Vice Presidents are expected to hold 30% of the after-tax shares received upon the vesting or exercise of an equity award until such time as they have accumulated three times base salary. All of the NEOs are in compliance with the stock ownership guidelines.

Conclusion

The Committee and the Company believe these executive compensation policies and programs effectively serve the interests of the stockholders and the Company. The Committee has worked over the years to devise, manage and provide an executive compensation program that meets its intended objectives and contributes to the Company’s overall success.

Disclosure Regarding Compensation Committee Governance

Compensation Committee Members and the Compensation Committee Charter

Executive compensation recommendations and decisions at the Company are made by the Committee. The Committee is currently made up of three non-employee directors, each of whom is “independent” as that term is defined by the rules of the NYSE. The determination of the independence of the members of the Committee is made annually by the full Board of Directors, most recently in February 2008. The Committee’s responsibilities are set forth in the Committee’s charter, which can be found at www.cabotog.com, by clicking “Investor Relations,” and then clicking “Corporate Governance.” The Committee’s primary responsibilities are to:

•

Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation level based on this evaluation. The independent directors of the Board then have final authority to act on the Committee recommendation.

•	Provide counsel and oversight of the evaluation and compensation of management of the Company, including base salaries, incentive compensation and equity based compensation.

•	Discharge all duties imposed on the Committee by the Company’s long-term incentive plans, including making grants.

•

Retain or replace any compensation consultant engaged to assist in evaluating the compensation of the Company’s directors, CEO and other officers and to approve such consultant’s fees and other terms of retention.

Compensation Consultant

The Committee employs the services of an executive compensation consultant. During 2007, Hewitt Associates assisted the Committee with executive compensation matters and has also been retained by the Committee for 2008. Hewitt Associates has assisted the Committee on executive compensation matters since 1990. Hewitt Associates is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers. The Committee- approved industry peer group is listed and described in more detail above on page 10, “Industry Peer Group.” Hewitt Associates is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Committee relies on Hewitt Associates for input on pay philosophy, current market trends, legal and regulatory considerations and prevalence of benefit and perquisite programs. A representative of Hewitt Associates attends all regular meetings of the Committee and participates in most executive sessions.

The Committee believes Hewitt Associates is independent of management. Hewitt Associates works exclusively for the Committee and generally performs no services directly for management. Management does not retain the services of a compensation consultant.

Role of Executives in Establishing Compensation

The President and CEO, the Senior Vice President and COO, the Vice President and CFO, the Vice President, Human Resources and the Vice President, Managing Counsel and Corporate Secretary each play a role in the Company’s compensation process. With the benefit of Hewitt Associates’ competitive market study, the CEO makes compensation recommendations to the Committee for the other officers of the Company. The CEO considers internal pay equity issues, individual performance and Company performance in making his recommendations to the Committee. The Senior Vice President and COO and the Vice President and CFO make recommendations to the CEO for their respective direct reports. The Vice President, Human Resources provides the Committee survey data from a wider group of companies in the energy sector than the industry peer group described above, which the Committee uses for evaluation of non-executive compensation, and general administrative support implementing the Committee’s decisions. The executives listed above, together with the Vice President, Managing Counsel and Corporate Secretary, prepare materials and agenda for the Committee meetings and also prepare the long-term equity plans as directed by the Committee for its review and consideration. Certain of the noted officers attend the Committee meetings; however, the officers are generally excused from the meetings to enable the Committee to meet privately in executive session, both with and without the compensation consultant. The Committee has delegated to management authority to administer the long-term incentive plans in accordance with the terms and conditions of the plans, the specific award agreements and the specific individual awards approved by the Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed with management the above Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

William P. Vititoe, Chairman

David M. Carmichael

Robert Kelley

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the CEO, the CFO and the next three most highly compensated executive officers (“NEOs”) for the fiscal year ended December 31, 2007.

Amounts paid under the Company’s 2004 Incentive Plan, which are listed in the column titled “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its February 20, 2008 meeting for 2007 performance and, to the extent not deferred by the executive, were paid out shortly thereafter. For additional information about Non-Equity Incentive Plan Compensation, see page 11, “Annual Incentive Bonus.”

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Dan O. Dinges	2007	$525,000	0	$1,902,717	$429,261	$662,500	$240,919	$35,610	$3,796,007
Chairman, President and Chief Executive Officer	2006	$495,000	0	$1,808,218	$337,132	$900,000	$115,011	$30,718	$3,686,079
Scott C. Schroeder	2007	$305,367	0	$630,262	$141,295	$290,625	$95,856	$27,291	$1,490,696
Vice President and Chief Financial Officer	2006	$279,333	0	$608,242	$110,779	$366,900	$61,696	$26,943	$1,453,893
Michael B. Walen	2007	$378,467	0	$675,187	$294,712	$382,000	$417,128	$42,213	$2,189,707
Sr. Vice President and Chief Operating Officer	2006	$355,333	0	$953,494	$136,623	$505,100	$296,550	$37,184	$2,284,284
J. Scott Arnold	2007	$233,833	0	$463,756	$135,715	$162,250	$154,680	$28,920	$1,179,154
Vice President, Land	2006	$220,833	0	$432,112	$81,233	$223,000	$112,795	$28,370	$1,098,343
Jeffrey W. Hutton	2007	$226,833	$4,875	$342,634	$77,303	$143,125	$103,885	$31,200	$929,855
Vice President, Marketing	2006	$214,167	0	$349,686	$61,293	$194,400	$78,505	$25,705	$923,756

(1)	Cash bonuses paid pursuant to the 2004 Incentive Plan for 2007 performance are listed under the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in this column reflect the dollar amount recognized with respect to performance share awards and restricted stock awards for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), and therefore may include amounts from awards granted in and prior to 2007. The grant date fair value of these awards was computed by using the average of the Company’s high and low stock trading price on the date of grant. The grant date fair values used to compute the amounts in this column are as follows:

Grant Date	Grant Date Fair Value per Share	Award Types Included
February 16, 2004	$10.75	Restricted Stock
May 24, 2005	$15.22	Performance Shares & Restricted Stock
February 23, 2006	$23.80	Restricted Stock
February 22, 2007	$35.22	Hybrid Performance Shares

In addition to the amounts shown in the table, there were performance shares granted on February 23, 2006 and February 22, 2007 after the implementation of SFAS No. 123(R). These awards were valued using a Monte Carlo model and the grant date fair values per share used for financial reporting purposes were $16.43 and $30.72, respectively. Assumptions used in the Monte Carlo model for these grants, as well as additional information regarding accounting for restricted stock and performance share awards, are included in Note 10 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”).

(3)	The amounts in this column reflect the dollar amount recognized with respect to Stock Appreciation Rights (“SARs”) for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to the Consolidated Financial Statements included in the Form 10-K. SARs have not been repriced or otherwise materially modified.

(4)	The amounts in this column reflect cash incentive awards to the NEOs under the 2004 Incentive Plan, which is discussed in detail on page 11 under the heading “Annual Incentive Bonus.”

(5)

The amounts in this column reflect the actuarial increase in the present value of the NEOs benefits under the Company’s Pension Plan and the Supplemental Employment Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. There were no above-market or preferential earnings on deferred compensation.

(6)	The amounts in this column include the Company’s $15,500 to $20,500 contribution to the Savings Investment Plan (401(k) Plan), which is discussed on page 14, under “Elements of Post-Termination Compensation.” The amounts also include for each NEO some or all of the following:

•	Premiums paid on executive term life insurance

•	Club dues

•	A tax gross up on club dues

•	Executive physical examination for the NEOs and their spouses

•	A financial and tax planning stipend of up to $3,000 per year

•	Personal use of an administrative assistant and/or event tickets

•	Spouse travel to certain business meetings

Grants of Plan-Based Awards

The table below reports all grants of plan-based awards made during 2007. All grants of awards were made under the Company’s 2004 Incentive Plan.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maxi- mum ($) (1)	Thresh- old (#)	Target (#) (2)	Maxi- mum (#) (3)
Dan O. Dinges	2/22/07	$0	$530,000	$1,060,000
	2/22/07				0	33,800	67,600				$1,038,167
	2/22/07					31,600					$1,112,873
	2/22/07								37,000	$35.22	$416,620
Scott C. Schroeder	2/22/07	$0	$232,500	$465,000
	2/22/07				0	11,400	22,800				$350,151
	2/22/07					10,600					$373,306
	2/22/07								12,200	$35.22	$137,372
Michael B. Walen	2/22/07	$0	$305,600	$611,200
	2/22/07				0	13,800	27,600				$423,867
	2/22/07					13,000					$457,828
	2/22/07								15,000	$35.22	$168,900
J. Scott Arnold	2/22/07	$0	$129,800	$259,600
	2/22/07				0	8,200	16,400				$251,863
	2/22/07					7,600					$267,653
	2/22/07								9,000	$35.22	$101,340
Jeffrey W. Hutton	2/22/07	$0	$114,500	$229,000
	2/22/07				0	6,000	12,000				$184,290
	2/22/07					5,600					$197,218
	2/22/07								6,600	$35.22	$74,316

(1)	Amounts in this column represent a bonus payout of 200% of target. However, the maximum payout per participant under the Annual Incentive Bonus is five million dollars. See discussion of the bonus factor applicable to the Annual Incentive Bonus on page 11, “Annual Incentive Bonus.”

(2)	The second amount in this column for each NEO represents 100% of hybrid performance shares which vest one-third on each of the first, second and third anniversaries of the date of grant, provided the Company has positive operating income in the fiscal year prior to the vesting date.

(3)	Amounts in this column represent 200% of the targeted traditional performance shares. Amounts earned in excess of 100% are paid in cash based on the average of the high and low trading prices of a share of Common Stock at the end of the performance period. See discussion of the additional terms of the performance shares below.

(4)	Amounts in this column represent SARs that vest one-third on each of the first, second and third anniversaries following the date of grant and have a seven year term. The exercise price of the SARs shown is the average of the high and low trading prices of the Common Stock on the award date, as required by the 2004 Incentive Plan. The closing market price of the Common Stock on the date of grant, February 22, 2007, was $35.265.

(5)	The amounts in this column reflect the grant date fair value of the traditional performance shares, the hybrid performance shares and the SARs granted in 2007, as computed in accordance with SFAS No. 123(R). The traditional performance share awards were valued using a Monte Carlo model and the grant date fair value per share used for financial reporting purposes was $30.72. The hybrid performance share awards were valued by using the average of the Company’s high and low stock trading price on the date of grant which was $35.22. SARs were valued using a Black-Scholes model and the grant date fair value per share used for financial reporting purposes was $11.26. Additional assumptions used in the Monte Carlo model for performance shares and the Black-Scholes model for SARs, as well as other assumptions used in the calculation of these amounts, are included in footnote 10 of the Notes to the Consolidated Financial Statements included in the Form 10-K.

The traditional performance shares awarded in 2007 have a three-year performance period, which commenced January 1, 2007 and ends December 31, 2009. Each performance share represents the right to receive, after the end of the performance period, from 0 to 200% of a share of Common Stock (with amounts over 100% paid in cash), based on the Company’s performance. The performance criteria that determines the payout per performance share is the relative total shareholder return on the Company’s Common Stock as compared to the total shareholder return on the common equity of each company in a comparator group. For this purpose, total shareholder return is expressed as a percentage equal to common stock price appreciation as averaged for the first and last month of the performance period, plus dividends (on a cumulative reinvested basis). The comparator group consists of the companies listed on page 10, “Industry Peer Group.” If any member of the comparator group ceases to have publicly traded common stock or if as a result of other business transactions becomes incomparable, it will be removed from the comparator group and a replacement company will be added by the Compensation Committee of the Board of Directors.

After the end of the performance period, the Company will issue shares of Common Stock and pay cash in respect of each performance share based on the relative ranking of the Company versus the comparator group for total shareholder return during the performance period using the following scale:

Company Relative Placement	Percent Performance Shares
1-2 (highest)	200%
3-4	167%
5-6	133%
7-8	100%
9-10	75%
11-12	50%
13-14	25%
15-17 (lowest)	0%

As noted above, in the event of a relative ranking of 1 through 6, corresponding to a percentage payout above 100%, a share of performance stock will entitle the participant to receive one full share of Common Stock with respect to the first 100% of the payout and the balance of the payout in cash, in an amount based on the fair market value of a share of Common Stock at the end of the performance period.

If a participant is not an employee on the last day of the performance period due to death, disability or retirement, Common Stock will be issued on the original performance period schedule and the level of payout will be determined as with all other participants. If a participant is not an employee on the last day of the performance period due to any other voluntary or involuntary termination, no shares of Common Stock will be issued in respect of the participant’s performance share award unless otherwise determined by the Compensation Committee. Prior to the issuance of shares of Common Stock in respect of a performance share award, the participant will have no right to vote or receive dividends on the shares. The performance share award may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change-in-Control (as defined) all unvested performance shares shall vest and the shares will be valued at a price based on the change-in-control transaction. In the event the Company ceases to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction, the performance period will be terminated effective upon the date of such cessation. The Committee certifies the results of the performance share awards prior to the issuance of Common Stock.

The hybrid performance shares awarded in 2007 vest one-third on each of the first, second and third anniversaries of the date of grant, provided the Company has positive operating income in the fiscal year prior to the vesting date. If the performance metric is not met, then the respective tranche of hybrid performance shares will be forfeited. Unvested hybrid performance shares will be forfeited if, during the three-year vesting period, the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee will determine whether the unvested hybrid performance shares will be forfeited. In the event of an employment termination due to death, disability or retirement, all unvested hybrid performance shares shall vest. Prior to vesting, the participant has no right to vote or receive dividends on such shares. The hybrid performance shares may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change-in-Control (as defined), the unvested hybrid performance shares shall vest.

The SARs awarded in 2007 vest one-third on each of the first, second and third anniversaries of the date of grant and have a seven year term. Unvested SARs will be forfeited and vested SARs must be exercised within ninety days if the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee may extend the exercise period for vested SARs from ninety days to thirty-six months. In the event of an employment termination due to death, disability or retirement, all SARs will vest. The SAR award may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change-in-Control (as defined) all unvested SARs shall vest and remain exercisable throughout the term of the SAR.

In the event of any merger, reorganization, recapitalization, separation, liquidation, stock dividend, share combination or other change in the corporate structure of the Company affecting the performance shares or the SARs, the number of performance shares and SARs shall be equitably adjusted by the Compensation Committee to prevent dilution or enlargement of rights.

For additional information about the treatment of certain of Mr. Dinges’ awards in the event of an employment termination, see “Potential Payments Upon Termination or Change-in-Control” following on page 25.

Outstanding Equity Awards at Fiscal Year-End

The table below reports for each NEO outstanding equity awards at December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Dan O. Dinges	128,800		—	$7.66	2/17/2008
		91,300	—	$23.80	2/23/2013
		37,000	—	$35.22	2/22/2014
			—			43,402	$1,752,139	141,600	$5,716,392
			—					31,600	$1,275,692
Scott C. Schroeder	0		—
		30,000	—	$23.80	2/23/2013
		12,200	—	$35.22	2/22/2014
			—			14,132	$570,509	46,600	$1,881,242
			—					10,600	$427,922
Michael B. Walen	0		—
		37,000	—	$23.80	2/23/2013
		15,000	—	$35.22	2/22/2014
			—			17,536	$707,928	57,300	$2,313,201
			—					13,000	$524,810
J. Scott Arnold	0		—
		22,000	—	$23.80	2/23/2013
		9,000	—	$35.22	2/22/2014
			—			10,402	$419,929	34,000	$1,372,580
			—					7,600	$306,812
Jeffrey W. Hutton	0		—
		16,600	—	$23.80	2/23/2013
		6,600	—	$35.22	2/22/2014
			—			7,934	$320,296	25,600	$1,033,472
			—					5,600	$226,072

(1)	All amounts in this column are options granted on February 17, 2003 that vested ratably on the first, second and third year anniversary of the date of grant and have a five year term.

(2)	The first amount in this column for each NEO is SARs granted on February 23, 2006 that vest ratably on the first, second and third year anniversaries of the date of grant and have a seven year term. The second amount in this column for each NEO is SARs granted on February 22, 2007 that vest ratably on the first, second and third year anniversaries of the date of grant and have a seven year term.

(3)	All Shares reported in this column are time-vested restricted stock. The vesting schedule for each executive is as follows:

Date	Dan O. Dinges	Scott C. Schroeder	Michael B. Walen	J. Scott Arnold	Jeffrey W. Hutton
2/23/2008	10,734	3,500	4,334	2,566	1,966
5/24/2008	21,934	7,132	8,868	5,268	4,000
2/23/2009	10,734	3,500	4,334	2,568	1,968

(4)	Market value is based on $40.37 per share closing price on December 31,2007.

(5)	The first amount in this column for each NEO is traditional performance share awards. The terms and conditions of the traditional performance share awards are described above. The performance shares vest, if at all, for each executive as follows:

Date	Dan O. Dinges	Scott C. Schroeder	Michael B. Walen	J. Scott Arnold	Jeffrey W. Hutton
4/30/2008	71,400	23,200	28,800	17,200	13,000
12/31/2008	36,400	12,000	14,700	8,600	6,600
12/31/2009	33,800	11,400	13,800	8,200	6,000

The second amount in this column for each NEO is hybrid performance shares. The terms and conditions of the hybrid performance share awards are described above. The hybrid performance shares vest, if at all, for each executive as follows:

Date	Dan O. Dinges	Scott C. Schroeder	Michael B. Walen	J. Scott Arnold	Jeffrey W. Hutton
2/22/2008	10,532	3,532	4,332	2,532	1,866
2/22/2009	10,534	3,534	4,334	2,534	1,866
2/22/2010	10,534	3,534	4,334	2,534	1,868

Option Exercises and Stock Vested

The table below reports exercised stock options, vested restricted stock and a performance share payout during 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Dan O. Dinges	141,200	$4,461,130	150,666	$4,903,534
Scott C. Schroeder	90,000	$2,765,425	53,634	$1,738,312
Michael B. Walen	105,000	$3,317,757	80,198	$2,582,565
J. Scott Arnold	—	—	34,832	$1,134,294
Jeffrey W. Hutton	14,000	$437,886	32,966	$1,063,803

(1)	Includes the number of shares and value realized for performance shares, the performance period for which was January 1, 2004 through December 31, 2006 and which paid out upon the Compensation Committee’s certification of the results on January 4, 2007. Does not include the cash portion of the performance share award for performance in excess of 100% of $902,435, $330,893, $511,380, $210,568, and $210,568, for Mr. Dinges, Mr. Schroeder, Mr. Walen, Mr. Arnold and Mr. Hutton, respectively.

Pension Benefits Table

The table below reports the present values of accumulated benefits payable to each NEO, including the number of years of service credited to each NEO, under the Company’s qualified Pension Plan and the non-qualified Supplemental Executive Retirement Plan. Additional information regarding the Pension Plan and the Supplemental Executive Retirement Plan can be found on page 14, “Elements of Post-Termination Compensation.”

PENSION TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Dan O. Dinges	Cabot Oil & Gas Corporation Pension Plan	6.25	92,028	—
	Cabot Oil & Gas Corporation Non-Qualified Plan (SERP)	6.25	519,085	—
				—
Scott C. Schroeder	Cabot Oil & Gas Corporation Pension Plan	12.17	100,148	—
	Cabot Oil & Gas Corporation Non-Qualified Plan (SERP)	12.17	214,442	—
				—
Michael B. Walen (2)	Cabot Oil & Gas Corporation Pension Plan	20.67	431,546	—
	Cabot Oil & Gas Corporation Non-Qualified Plan (SERP)	20.67	1,182,444	—
				—
J. Scott Arnold	Cabot Oil & Gas Corporation Pension Plan	24.58	370,298	—
	Cabot Oil & Gas Corporation Non-Qualified Plan (SERP)	24.58	352,631	—
Jeffrey W. Hutton	Cabot Oil & Gas Corporation Pension Plan	22.75	292,272	—
	Cabot Oil & Gas Corporation Non-Qualified Plan (SERP)	22.75	253,498	—

(1)	The amounts in this column reflect the same assumptions used for financial statement reporting purposes under generally accepted accounting principles. The assumptions used in the calculation of these amounts are included in footnote 5 to the Notes to the Consolidated Financial Statements and in Management’s Discussion and Analysis of Financial Conditions and Results of Operations, under “Long-Term Employee Benefit Costs,” included in the Company’s Form 10-K.

(2)	Mr. Walen is currently eligible for early retirement under the Pension Plan. Early retirement is defined as reaching age 55, with 10 years of credited service. Pension Plan and Supplemental Executive Retirement Plan benefits for early retirement are reduced by approximately 3% per year from full benefits payable at age 62 or greater. Mr. Walen was 59 at December 31, 2007.

Non-Qualified Deferred Compensation

The table below reports NEO contributions, earnings, and aggregate balances in the Company’s Deferred Compensation Plan for 2007.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Dan O. Dinges	$3,200,137	—	$1,048,489	—	$5,852,276
Scott C. Schroeder	$1,088,277	—	$347,299	—	$1,630,033
Michael B. Walen	$2,294,570	—	$566,706		$3,345,674
J. Scott Arnold	—	—	$678	—	$7,090
Jeffrey W. Hutton	$11,342	—	$31,449	—	$493,881

(1)	Amounts reported in this column are included in the Summary Compensation Table as salary, stock awards and non-equity incentive plan compensation, as applicable.

(2)	Amounts reported in this column are not included in the Summary Compensation Table.

(3)	The following amounts in this column were previously reported in prior years’ summary compensation tables:

Dan O. Dinges	$1,076,050
Scott C. Schroeder	$155,187
Michael B. Walen	$381,933
J. Scott Arnold	$0
Jeffrey W. Hutton	$362,508

Up to 100% of salary, annual incentive bonus and vested traditional performance shares are permitted to be deferred into the Deferred Compensation Plan, subject to payment of Social Security, Medicare, incomes taxes (on compensation not deferred) and employee benefit plan withholding requirements. Earnings on the deferred balances are determined by the executive’s investment selections at the time of deferral. The Company holds deferred amounts and earnings thereon as corporate assets, which are invested as elected by the executive. For 2007, the investment options and their respective rates of return follow:

Fund Name	Rate of Return
Fidelity Retirement Money Market	5.12%
Fidelity U. S. Bond Index	5.40%
Oakmark Equity & Income	11.97%
Oakmark Fund I	-3.64%
Davis NY Venture	4.97%
Spartan U. S. Equity Index	5.43%
Fidelity Capital Appreciation	6.86%
Lord Abbett Mid Cap Value	.53%
Calamos Growth A	23.26%

Royce Opportunity	-2.22%
Fidelity Small Cap Stock	7.70%
Fidelity Int’l Discovery	18.98%
Cabot Oil & Gas Corporation Common Stock	33.54%

Distributions from the Deferred Compensation Plan are made no earlier than six months following retirement and are based on the executive’s election at the time of deferral. Event-based distribution elections may be modified provided that the modification is made at least one year prior to termination of employment. Time-based distribution elections may be modified provided that the modification is made at least one year prior to the original time elected and the new election is moved out at least two years past the original time-based distribution election. Distribution elections can only be delayed not accelerated.

Potential Payments Upon Termination or Change-in-Control

The tables below reflect the compensation payable to each NEO upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change-in-control and in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Change-in-Control Benefits

The Company has entered into Change-in-Control Agreements with each NEO and certain other senior officers of the Company. The Committee believes that these agreements encourage these executives to remain employed and to carry out their duties with the Company in the event of a change-in-control of the Company and during circumstances suggesting a change-in-control might occur. The Committee believes this program is important to maintaining strong leadership in those situations.

The agreements provide that, in the event of a change-in-control or in the event deemed to be in anticipation of a change-in-control, the executives will receive certain benefits in the event that their employment is terminated within two years of such event. The executive will receive these benefits unless termination is:

•	for cause,

•	voluntary on the part of the executive, but not a constructive termination, or

•	because of death or disability.

Benefits under the Change-in-Control Agreements generally include:

•	a lump-sum cash payment equal to three times the sum of

•	the executive’s base salary in effect immediately prior to the change-in-control or the executive’s termination, whichever is greater, and

•

the greater of (1) the executive’s target bonus for the year during which the change-in-control occurred or, if greater, the year during which the executive’s termination occurred or (2) the executive’s actual bonus paid in the year immediately preceding the change-in-control or, if termination of employment occurs prior to a change-in-control, termination of employment,

•	payment with respect to any traditional performance shares granted to the executive as follows:

•	payment for traditional performance shares granted in 2005, 2006 and 2007 will be paid out at a price based on the change-in-control transaction

•

payment for traditional performance shares granted in other years will be valued according to the percentage of goal attainment on the date of termination, prorated based on actual service completed at the time of the executive’s termination

•	immediate vesting and exercisability of all of the executive’s stock options,

•	immediate vesting and lapse of restrictions on any outstanding restricted stock grants,

•	immediate vesting of any outstanding hybrid performance shares

•	three years of continued medical, dental and life insurance coverage at the premium rate applicable to active executives,

•	crediting of three additional years of service in the Company’s retirement plans, and

•	outplacement assistance in an amount up to 15% of the executive’s base salary.

In the event that excise taxes apply to payments by the Company, the Company will make an additional tax gross up payment to the executive in an amount to leave the executive “whole,” as if no excise tax had applied. No payments have been made under these agreements.

In the agreements, a “change-in-control” is generally defined to include:

•

any person or group becoming the beneficial owner of 35% or more of either the Company’s common stock or the combined voting power of the Company’s outstanding voting securities, with certain exceptions,

•	specified changes in a majority of the members of the Board of Directors,

•	a reorganization, merger or consolidation or sale or other disposition of substantially all of the Company’s assets is consummated, unless, following the transaction:

•

the persons who were the beneficial owners of the Company prior to the transaction continue to own at least 50% of the common stock or other securities entitled to vote in the election of directors of the resulting entity in substantially the same proportions as prior to the transaction,

•

no individual or entity (other than an entity resulting from the transaction) beneficially owns 35% or more of the common equity or voting power of the entity resulting from the transaction, except to the extent that such ownership existed prior to the transaction, and

•

at least a majority of the members of the Board of Directors of the entity resulting from the transaction were members of the Company’s Board at the time the transaction was approved or entered into, and

•	a liquidation or dissolution of the Company.

CEO Employment Agreement

In addition to a Change-in-Control Agreement, the Company has entered into an employment agreement with Mr. Dinges. The employment agreement provides that if Mr. Dinges terminates his employment for good reason (as defined) or if the Company terminates his employment other than for cause (as defined), Mr. Dinges will receive:

•	a lump sum cash payment equal to two times his annual base salary plus two times his annual target bonus,

•	a 24-month continuation of medical and life insurance programs at the premium rate applicable to active executives,

•	full vesting of all of his restricted stock awards, and

•	full vesting of all of his stock option awards.

Under the terms of Mr. Dinges’ Change-in-Control Agreement, in the event of a termination, Mr. Dinges will be required to elect between receiving the benefits and payments under either his Change-in-Control Agreement or his employment agreement, but not both.

The following table shows the potential payments upon termination or a change-in-control of the Company for Dan O. Dinges, Chairman, President and Chief Executive Officer.

Dan O. Dinges

Executive Benefit and Payments Upon Separation	Voluntary Termination for Good Reason	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$1,060,000	$0	$0	$1,060,000	$0	$1,590,000	$0	$0
Multiple of Bonus (0x, 2x or 3x)	1,060,000	0	0	1,060,000	0	2,700,000	0	0
Long-Term Incentive Compensation
Performance Share Vesting	0	0	0	0	0	6,992,084	6,992,084	6,992,084
Stock Appreciation Rights Vesting	0	0	0	0	0	1,199,133	1,199,133	1,199,133
Restricted Stock Vesting	1,752,139	0	0	1,752,139	0	1,752,139	1,752,139	1,752,139
Benefits & Perquisites
Additional Years of Service Benefit (Non-Qualified)	0	0	0	0	0	293,340	0	0
Early Payout of Deferred Compensation	0	0	0	0	0	5,852,276	0	5,852,276
Health, Life, and Welfare Benefits Continuation	45,498	0	0	45,498	0	45,498	0	0
Excise Tax & Gross-Up	0	0	0	0	0	4,086,402	0	0
Outplacement Services	0	0	0	0	0	79,500	0	0
Earned Vacation	0	0	0	0	0	0	0	0
Total	$3,917,637	$0	$0	$3,917,637	$0	$24,590,372	$9,943,356	$15,795,632

(1)	Mr. Dinges was not retirement eligible on December 31, 2007.

The following table shows the potential payments upon termination or a change-in-control of the Company for Scott C. Schroeder, Vice President and CFO.

Scott C. Schroeder

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$0	$0	$0	$0	$930,000	$0	$0
Multiple of Bonus (0x, 2x or 3x)	0	0	0	0	1,098,000	0	0
Long-Term Incentive Compensation
Performance Share Vesting	0	0	0	0	2,309,164	2,309,164	2,309,164
Stock Appreciation Rights Vesting	0	0	0	0	394,230	394,230	394,230
Restricted Stock Vesting	0	0	0	0	570,509	570,509	570,509
Benefits & Perquisites
Additional Years of Service Benefit (Non-Qualified)	0	0	0	0	76,896	0	0
Early Payout of Deferred Compensation	0	0	0	0	1,630,033	0	1,630,033
Health, Life, and Welfare Benefits Continuation	0	0	0	0	59,555	0	0
Excise Tax & Gross-Up	0	0	0	0	1,545,737	0	0
Outplacement Services	0	0	0	0	46,500	0	0
Earned Vacation	31,447	0	31,447	31,447	31,447	31,447	31,447
Total	$31,447	$0	$31,447	$31,447	$8,692,071	$3,305,350	$4,935,383

(1)	Mr. Schroeder was not retirement eligible on December 31, 2007.

The following table shows the potential payments upon termination or a change-in-control of the Company for Michael B. Walen, Senior Vice President and COO.

Michael B. Walen

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$0	$0	$0	$0	$1,146,000	$0	$0
Multiple of Bonus (0x, 2x or 3x)	0	0	0	0	1,515,300	0	0
Long-Term Incentive Compensation
Performance Share Vesting	0	2,838,011	0	0	2,838,011	2,838,011	2,838,011
Stock Appreciation Rights Vesting	0	485,999	0	0	485,999	485,999	485,999
Restricted Stock Vesting	0	707,928	0	0	707,928	707,928	707,928
Benefits & Perquisites
Additional Years of Service Benefit (Non-Qualified)	0	0	0	0	234,139	0	0
Early Payout of Deferred Compensation	0	0	0	0	3,345,674	0	3,345,674
Health, Life, and Welfare Benefits Continuation	0	0	0	0	70,785	0	0
Excise Tax & Gross-Up	0	0	0	0	1,897,166	0	0
Outplacement Services	0	0	0	0	57,300	0	0
Earned Vacation	3,857	3,857	3,857	3,857	3,857	3,857	3,857
Total	$3,857	$4,035,795	$3,857	$3,857	$12,302,159	$4,035,795	$7,381,469

The following table shows the potential payments upon termination or a change-in-control of the Company for J. Scott Arnold, Vice President, Land.

J. Scott Arnold

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$0	$0	$0	$0	$708,000	$0	$0
Multiple of Bonus (0x, 2x or 3x)	0	0	0	0	669,000	0	0
Long-Term Incentive Compensation
Performance Share Vesting	0	0	0	0	1,679,392	1,679,392	1,679,392
Stock Appreciation Rights Vesting	0	0	0	0	289,399	289,399	289,399
Restricted Stock Vesting	0	0	0	0	419,929	419,929	419,929
Benefits & Perquisites
Additional Years of Service Benefit (Non-Qualified)	0	0	0	0	73,732	0	0
Early Payout of Deferred Compensation	0	0	0	0	7,090	0	7,090
Health, Life, and Welfare Benefits Continuation	0	0	0	0	59,019	0	0
Excise Tax & Gross-Up	0	0	0	0	1,157,951	0	0
Outplacement Services	0	0	0	0	35,400	0	0
Earned Vacation	9,701	0	9,701	9,701	9,701	9,701	9,701
Total	$9,701	$0	$9,701	$9,701	$5,108,612	$2,398,421	$2,405,511

(1)	Mr. Arnold was not retirement eligible on December 31, 2007.

The following table shows the potential payments upon termination or a change-in-control of the Company for Jeffrey W. Hutton, Vice President, Marketing.

Jeffrey W. Hutton

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$0	$0	$0	$0	$687,000	$0	$0
Multiple of Bonus (0x, 2x or 3x)	0	0	0	0	583,200	0	0
Long-Term Incentive Compensation
Performance Share Vesting	0	0	0	0	1,259,544	1,259,544	1,259,544
Stock Appreciation Rights Vesting	0	0	0	0	217,387	217,387	217,387
Restricted Stock Vesting	0	0	0	0	320,296	320,296	320,296
Benefits & Perquisites
Additional Years of Service Benefit (Non-Qualified)	0	0	0	0	61,416	0	0
Early Payout of Deferred Compensation	0	0	0	0	493,881	0	493,881
Health, Life, and Welfare Benefits Continuation	0	0	0	0	25,835	0	0
Excise Tax & Gross-Up	0	0	0	0	955,754	0	0
Outplacement Services	0	0	0	0	34,350	0	0
Earned Vacation	14,313	0	14,313	14,313	14,313	14,313	14,313
Total	$14,313	$0	$14,313	$14,313	$4,652,975	$1,811,539	$2,305,420

(1)	Mr. Hutton was not retirement eligible on December 31, 2007.

Director Compensation

The table below summarizes the total compensation paid to each of the non-employee directors of the Company for the fiscal year ended December 31, 2007. For more information on director compensation see page 6 “Director Compensation.”

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Option Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (5)	Total ($)
John G. L. Cabot	$65,000	$124,996	—	—	—	$2,215	$192,211
David M. Carmichael	$55,000	$124,996	$71,850	—	—	$1,097	$252,943
James G. Floyd (1)	$62,500	$124,996	—	—	—	$3,486	$190,982
Robert L. Keiser	$55,000	$124,996	$71,850	—	—	$2,130	$253,976
Robert Kelley	$62,500	$124,996	—	—	—	$4,424	$191,920
P. Dexter Peacock	$70,000	$124,996	—	—	—	$5,325	$200,321
William P. Vititoe	$62,500	$124,996	—	—	—	$5,237	$192,733

(1)	Mr. Floyd retired from the Board of Directors in November 2007.

(2)	The amounts in this column reflect the dollar amount recognized with respect to restricted stock units for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123(R), which also equals the grant date fair value computed in accordance with SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in footnote 10 to the Notes to the Consolidated Financial Statements included in the Form 10-K. In 2007, each non-employee director received a grant of 3,522 restricted stock units, with an aggregate grant date fair value of $874,970 based on the average of the high and low trading price of the Common Stock on February 23, 2007, the grant date. The restricted stock units vest on the grant date and are paid in shares of Common Stock on the date the non-employee director ceases to be a director of the Company.

(3)	The aggregate number of stock awards and the aggregate number of option awards outstanding at December 31, 2007 were as follows:

Name	Stock Awards	Stock Options
John G. L. Cabot	17,042	10,500
David M. Carmichael	8,442	20,000
James G. Floyd	—	20,500
Robert L. Keiser	8,442	30,000
Robert Kelley	17,042	40,500
P. Dexter Peacock	17,042	25,500
William P. Vititoe	17,042	25,500

(4)	The amounts in this column reflect the dollar amount recognized with respect to stock options for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123(R) and thus may include amounts from awards granted in and prior to 2007. The grant date fair value of these awards was computed using a Black-Scholes model. Assumptions used for these stock option grants expensed during 2007 are detailed below:

Grant Date	Grant Date Fair Value per Share	Stock Price Volatility	Risk Free Rate of Return	Expected Dividend	Expected Term (in years)
February 23, 2006	$7.32	31.5%	4.6%	0.3%	4.0

Additional information regarding the accounting for stock options is included in footnote 10 to the Notes to the Consolidated Financial Statements included in the Form 10-K.

(5)	The amounts in this column include for each director some or all of the following:

•	A quarterly dividend of $.03 per share paid on the restricted stock units awarded in 2007 and in prior years.

•	Spouse travel to the September 2007 Board of Directors meeting and related expenses.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans. All of the Company’s equity compensation plans have been approved by the Company’s stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	761,750	$18.56	4,462,286	(1)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	761,750	$18.56	4,462,286	(1)

(1)	Includes 483,494 shares of restricted stock awarded under the 2004 Incentive Plan, the restrictions on which lapse over the period 2008, 2009 and 2010; 207,800 performance shares awarded under the 2004 Incentive Plan, the performance period on which ends April 30, 2008; 276,500 performance shares awarded under the 2004 Incentive Plan, the performance period on which ends December 31, 2008; 291,000 performance shares awarded under the 2004 Incentive Plan, the performance period on which ends December 31, 2009; 92,400 hybrid performance shares, which vest, if at all, in 2008, 2009 and 2010; and 85,052 restricted stock units awarded to the non-employee directors under the 2004 Incentive Plan, the restrictions on which lapse upon a non-employee director’s departure from the Board of Directors.

CONFLICT OF INTEREST AND RELATED PARTY TRANSACTIONS

Under the Company’s Code of Business Conduct, directors, officers and employees are to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that, at all times, directors, officers and employees make a prompt disclosure in writing to the Company’s Vice President and Corporate Secretary of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. This requirement includes situations that create even the appearance of a conflict of interest.

For executive officers of the Company other than the CEO, the Vice President and Corporate Secretary reviews the written disclosure described above with the CEO, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The CEO and the Vice President and Corporate Secretary may refer the matter to the Company’s Board of Directors as circumstances require. If the transaction involves the CEO or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not in writing.

In the second quarter of 2006, the Company implemented its Mineral, Royalty and Overriding Royalty Interest Plan under which the Company may offer to a number of its employees, including its executive officers, the opportunity to purchase a portion of the mineral, participating and non-participating royalty and overriding royalty interests acquired by the Company from time to time for cash at a price determined using the same cost basis as the Company acquired such interests. In 2006, the Company offered to 73 participants, including ten officers, whose participation was approved by the Compensation Committee, the opportunity to purchase $2.3 million of the mineral, royalty and overriding royalty interests acquired by the Company in the McCampbell Field, located in Aransas Pass, Texas. Interests were offered to the key professional employees in the region in which the interest was located and to management level employees in the other regions and the corporate office. Participants were offered an interest commensurate with their level of responsibility and their income. Each participant was offered an interest in the same property. Each of the officers participating in the plan, including each NEO, purchased interests in the field. No individual officer purchased in excess of $115,000 of the interests offered, and no other interests were offered under the plan in 2006 or 2007.

In accordance with the Plan, the Company makes all determinations with respect to the acquisition, exploration, development, maintenance and operation of any property subject to an interest under the plan using the same criteria (or criteria less favorable to the property subject to an interest) as it would use were such property not subject to such an interest (that is, the Company will not favor properties subject to interests under the plan over properties not subject to such interests when allocating Company resources in the acquisition, exploration, development, maintenance and operation of its properties).

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No member of the compensation committee was, during 2007 an officer or employee of the Company or any of its subsidiaries, or formerly an officer of the Company or any of its subsidiaries. During 2007 the Company had no compensation committee interlocks.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of Company Common Stock with the Securities and Exchange Commission and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that those reports accurately reflect all reportable transactions and holdings, the Company is aware of no failures to comply with the Section 16(a) reporting requirements during 2007.

BENEFICIAL OWNERSHIP OF OVER FIVE PERCENT OF COMMON STOCK

The following table reports beneficial ownership of the Common Stock by holders of more than five percent of the Company’s Common Stock. Unless otherwise noted, all ownership information is based upon filings made by such persons with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	14,530,647	(1)	15.0%
Neuberger Berman, Inc. Neuberger Berman, LLC. 605 Third Avenue New York, NY 10158	8,462,453	(2)	8.7%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	9,993,408	(3)	10.2%
Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	6,241,999	(4)	6.4%
Barclays Global Investors, NA 45 Freemont Street San Francisco, CA 94105	4,945,937	(5)	5.1%

(1)	According to Amendment No. 2 to a Schedule 13G, dated February 13, 2008, filed with the Commission by FMR LLC, it has sole voting power over 1,132,026 of these shares, no voting power over the remainder and sole dispositive power over all of these shares.

(2)	According to Amendment No. 11 to a Schedule 13G, dated February 12, 2008, filed with the Commission by Neuberger Berman, Inc. and Neuberger Berman, LLC., they have sole voting power over 3,516,129 of these shares, shared voting power over 3,176,400 of these shares, and shared dispositive power over all of these shares.

(3)	According to Amendment No. 21 to a Schedule 13G, dated February 14, 2008, filed with the Commission by Wellington Management Company, LLP, it has shared voting power over 5,853,108 of these shares, no voting power over the remainder of these shares, shared dispositive power over 9,914,108 of these shares and no dispositive power over the remainder of these shares.

(4)	According to Amendment No. 4 to a Schedule 13G, dated January 30, 2008, filed with the Commission by Earnest Partners, LLC, it has sole voting power over 1,934,435 of these shares, shared voting power over 1,917,320 of these shares, and sole dispositive power over all of these shares.

(5)	According to Schedule 13G, dated January 10, 2008, filed with the Commission by Barclays Global Investors, NA, it has sole voting power over 3,550,967 of these shares, and sole dispositive power over 4,945,937 of these shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table reports, as of February 1, 2008, beneficial ownership of Common Stock by each director and nominee for director, by each named executive officer listed in the 2007 Summary Compensation Table and by all directors, nominees and executive officers as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Held		Number of Shares of Common Stock Beneficially Owned		Percent Class
John G.L. Cabot	617,724	1/	645,266	1/	*
David M. Carmichael	10,000		28,442	2/	*
Robert L. Keiser	16,000		44,442	3/	*
Robert Kelley	50,000		107,542	4/	*
P. Dexter Peacock	68,728		111,270	5/	*
William P. Vititoe	22,844		65,386	6/	*
Dan O. Dinges	562,974		690,104	7/12/13/14	*
Michael B. Walen	207,320		258,854	8/12/13/14	*
Scott C. Schroeder	124,535		166,265	9/12/13/14	*
J. Scott Arnold	24,890		55,522	10/12/13/14	*
J.W. Hutton	68,430		92,321	11/12/13/14	*

All directors, nominees and executive officers as a group (14 individuals)			2,465,645	15/	2.5%

*	Represents less than 1% of the outstanding Common Stock.

1/	Includes 135,000 shares as to which Mr. Cabot has no voting or investment power. Includes 5,346 shares held by Mr. Cabot’s spouse and 151,304 shares held by various trusts of which Mr. Cabot serves as co-trustee; Mr. Cabot disclaims beneficial ownership of such shares. The beneficial ownership column also includes 10,500 shares purchasable upon the exercise of options within 60 days and 17,042 restricted stock units, the restrictions on which lapse upon Mr. Cabot’s retirement from the Board of Directors.

2/	Includes 10,000 shares purchasable upon the exercise of options within 60 days and 8,442 restricted stock units, the restrictions on which lapse upon Mr. Carmichael’s retirement from the Board of Directors.

3/	Includes 20,000 shares purchasable upon the exercise of options within 60 days and 8,442 restricted stock units, the restrictions on which lapse upon Mr. Keiser’s retirement from the Board of Directors.

4/	Includes 40,500 shares purchasable upon the exercise of options within 60 days, 4,000 shares over which Mr. Kelley shares voting and investment power, and 17,042 restricted stock units, the restrictions on which lapse upon Mr. Kelley’s retirement from the Board of Directors.

5/	Includes 25,500 shares purchasable upon the exercise of options within 60 days and 17,042 restricted stock units, the restrictions on which lapse upon Mr. Peacock’s retirement from the Board of Directors.

6/	Includes 25,500 shares purchasable upon the exercise of options within 60 days and 17,042 restricted stock units, the restrictions on which lapse upon Mr. Vititoe’s retirement from the Board of Directors.

7/	Includes 73,196 stock appreciation rights exercisable within 60 days.

8/	Includes 29,666 stock appreciation rights exercisable within 60 days.

9/	Includes 24,066 stock appreciation rights exercisable within 60 days.

10/	Includes 32 shares held in the Company’s Savings Investment Plan as to which Mr. Arnold shares voting and investment power and 17,666 stock appreciation rights exercisable within 60 days.

11/	Includes 825 shares held in the Company’s Savings Investment Plan as to which Mr. Hutton shares voting and investment power and 13,266 stock appreciation rights exercisable within 60 days.

12/	Includes 21,934, 8,868, 7,132, 5,268 and 4,000 shares of restricted stock granted to Messrs. Dinges, Walen, Schroeder, Arnold and Hutton, respectively, on May 24, 2005, the restrictions on which lapse one-third on each of the three one year anniversaries following the date of award. Messrs. Dinges, Walen, Schroeder, Arnold and Hutton have no voting or investment power with respect to these shares during the restrictive period.

13/	Includes 21,468, 8,668, 7,000, 5,134 and 3,934 shares of restricted stock granted to Messrs. Dinges, Walen, Schroeder, Arnold and Hutton, respectively, on February 23, 2006, the restrictions on which lapse one-third on each of the three one year anniversaries following the date of award. Messrs. Dinges, Walen, Schroeder, Arnold and Hutton have no voting or investment power with respect to these shares during the restrictive period.

14/	Includes 10,532, 4,332, 3,532, 2,532 and 1,866 hybrid performance shares, which is one-third of the total hybrid performance share award made to Messrs. Dinges, Walen, Schroeder, Arnold and Hutton, respectively on February 22, 2007. These shares vested February 22, 2008 as the Company had positive operating income during 2007. For more information on the hybrid performance shares see “Long Term Incentives” at page 13.

15/	Includes 2,791 shares held in the Company’s Savings Investment Plan as to which the executive officers share voting and investment power, 193,656 stock appreciation rights exercisable by the executive officers within 60 days and 27,992 hybrid performance shares which will vest February 22, 2008. Includes 114,810 shares of restricted stock granted to the executive officers and 85,052 restricted stock units granted to the directors. See also Notes 1-14 above.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders of the Company, and otherwise eligible, should be sent to Ms. Lisa A. Machesney, Vice President, Managing Counsel and Corporate Secretary, Cabot Oil & Gas Corporation, 1200 Enclave Parkway, Houston, Texas 77077 and must be received by November 25, 2008.

The Bylaws of the Company require timely advance written notice of stockholder nominations of director candidates and of any other business to be presented by a stockholder at an annual meeting of stockholders. To be timely, the Bylaws require advance written notice be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the anniversary of the preceding year’s annual meeting (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date). The deadline for submission for the 2009 Annual Meeting of Stockholders is currently March 1, 2009. To be valid, a notice must set forth certain information specified in the Bylaws.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be born by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

Georgeson Inc. has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $9,500, plus expenses.

MISCELLANEOUS

The Company’s management does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

LISA A. MACHESNEY
Vice President, Managing Counsel and Corporate Secretary

March 25, 2008

☒	Votes must be indicated (x) in Black or Blue ink.	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEMS I and II.							FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS: Nominees: 01 Dan O. Dinges and 02 William P. Vititoe	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS*	2.	Ratification of the appointment of the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2008 fiscal year.	☐	☐	☐
		☐	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
	(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

	*Exceptions

Signature	Signature	Date

Please date this proxy and sign your name exactly as it appears hereon. In the case of one or more joint owners, each joint owner should sign. If signing as executor, trustee, guardian, attorney, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/cog Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.x	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to Be Held on April 30, 2008:

The proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Annual Report to Stockholders, are available free of charge at

http://www.cabotog.com/2008AnnualMeeting.

CABOT OIL & GAS CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 30, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the notice of Annual Meeting of Stockholders and the Proxy Statement, each dated March 25, 2008, and appoints Lisa A. Machesney and Scott C. Schroeder, or either of them, proxies for the undersigned, with power of substitution, to vote all of the undersigned’s shares of common stock of Cabot Oil & Gas Corporation at the Annual Meeting of Stockholders to be held at Cabot Oil & Gas Corporation’s corporate headquarters, First Floor Assembly Room, in Houston, Texas, at 8:00 a.m., local time, on April 30, 2008, and at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS I AND II, AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM III.

THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your CABOT OIL & GAS CORPORATION account online.

Access your Cabot Oil & Gas Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Cabot Oil & Gas Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
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